Exhibit 99.1

FOR IMMEDIATE RELEASE

                    XO Communications Rights Offering Begins

     Reston, VA, October 16, 2003. XO Communications, Inc. (otcbb: xocm) has launched the first stage of a two stage rights offering of between 40,000,000 and 43,333,333 shares of its new common stock at $5.00 per share. The first stage rights will be non-transferable, and will be issued exclusively to XO's pre-bankruptcy unsecured creditors and equity holders of record as of November 15, 2002. The first stage rights will expire on November 14, 2003 at 5:00 P.M. New York City time.

     If and to the extent that fewer than 40,000,000 shares are subscribed for in the first stage of the rights offering, second stage transferable rights, also exercisable at $5.00 per share, will be issued to secured XO creditors as of November 15, 2002, and will expire 30 days after they are issued. The rights offering is being made pursuant to the Company's Chapter 11 reorganization that was confirmed by the Bankruptcy Court on November 15, 2002.

About XO Communications:

XO Communications is a broadband communications service provider offering local and long distance voice services, Internet access, Virtual Private Networking
(VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services to business customers nationwide. XO owns facilities-based broadband networks and has tier one Internet peering relationships in 60 markets throughout the continental United States.

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For more information contact:

Dawnyielle Downes/ XO Communications
Media and Industry Analysts
703-547-2682 or 703-675-3450

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.